ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement, dated as of October 5, 1999, is entered into by and among Ipanema Shoe Corporation, a New York corporation ("Seller"), Sumitomo Corporation of America, a New York corporation ("SCOA"), and Utopia Marketing, Inc., a Florida corporation ("Purchaser").

          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Transferred Assets (as hereinafter defined), on the terms and subject to the conditions set forth herein; and

          WHEREAS, the parties hereto are entering into a Collection Services Agreement contemporaneously with the execution and delivery of this Agreement (the "Collection Services Agreement");

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                  ARTICLE 1
                                 DEFINITIONS

          1.1     Definitions.    As used in this Agreement, the following
defined terms shall have the meanings indicated below:

          "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than 50% of the voting securities of a second Person shall be deemed to control that second Person.

          "Agreement" means this Asset Purchase Agreement and the Exhibits, and the Schedules and attachments annexed hereto and the certificates delivered in connection herewith, as the same may be amended from time to time in accordance with the terms hereof.

          "Ancillary Agreements" means the Assignment and Assumption Agreement, the Bill of Sale, the Note, the Collection Services Agreement and the Trademark Assignment.

          "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), operated, owned or leased by or in the possession of such Person.

          "Contract" means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

          "Customer Liabilities" means any liabilities relating to chargebacks, Markdowns and other allowances, reductions, returns, credits and warranty and other liabilities to customers of Seller arising out of or in connection with (i) Seller's product sales on or before the date hereof, or
(ii) the disposition of Back Orders, Inventory and Receivables pursuant to the Collection Services Agreement.

          "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any foreign country, or any domestic or foreign state, county, city or other political subdivision.

          "Indebtedness" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

          "Knowledge of Seller" or any correlative term means the actual knowledge of the President or Executive Vice President of Seller.

          "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          "Losses" means any and all claims, liabilities, damages, losses, costs and expenses (including without limitation settlements, judgements, court costs and reasonable attorneys' fees).

          "Markdown" means any Customer Liability in the nature of an allowance or other incentive payment given to a customer to assist such customer in realizing the resale of shoes acquired or to be acquired from Seller in connection with landed business.

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "SEC" means the Securities and Exchange Commission or any other governmental body or agency succeeding to the functions thereof.

          "Securities Act" means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

          "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

          "U.S. Dollars"or the symbol "$" means United States Dollars.

          "Y2K Compatibility" means the ability of a computer system, software, hardware or other equipment to correctly perform, process, provide, receive, display, exchange and handle date-related data for any dates within and between the twentieth and twenty-first centuries, and other centuries.

          1.2 Rules of Construction. The following rules of construction shall be applicable for all purposes of this Agreement, unless the context otherwise requires.

          (a) the terms "hereby", "herein", "hereof", "hereto", "hereunder" and any similar terms shall refer to this Agreement, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before, the date of this Agreement;

          (b) words importing the singular number shall mean and include the plural number and vice versa;

          (c) the terms "include", "including" and similar terms shall be construed as if followed by the phrase "without being limited to", and the term "or" shall be construed in the inclusive sense; and

          (d) all references in this Agreement to numbered Articles, Sections, Schedules and Exhibits are references to the Articles and Sections of this Agreement and the Schedules and Exhibits to this Agreement.


                                  ARTICLE 2
                              PURCHASE OF ASSETS

          2.1 Sale and Purchase of Transferred Assets. (a) Assets Transferred. Subject to and upon the terms and conditions set forth in this Agreement, Seller shall, concurrently with the execution hereof, sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept delivery of, all of Seller's right, title and interest, free and clear of all Liens, in and to the following assets owned by Seller (such assets being sometimes collectively referred to as the "Transferred Assets"):

          (i) the corporate name "Ipanema Shoe Corporation" and telephone and facsimile numbers of Seller as set forth on Schedule 2.1(a)(i) (collectively, the "Corporate Identity");

          (ii)     the trade names, trademarks and branded names set forth in
Schedule 2.1(a)(ii) and all governmental registrations therefor and the goodwill associated therewith and all applications, registrations and renewals in connection therewith in all jurisdictions ("Trademarks");

          (iii) all customer lists, supplier lists and all related database information and proprietary computer programs, if any (collectively, "Business Information");

          (iv) all other proprietary information and intellectual property rights including, but not limited to, (i) all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), together with all improvements thereto (ii) all Trademarks, service marks, trade dress, logos, trade names, domain names, active or inactive web-sites, brand names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all shoe designs, fabrications, shoe patterns, sales samples for Fall 1999 and Spring 2000, product configurations and copyrights therein and other proprietary rights thereto, (v) all trade secrets and confidential secrets (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supply lists, pricing and cost information, business and marketing plans and proposals) and all other proprietary rights and (vi) all copies and tangible embodiments thereof (in whatever form or medium);

          (v) all orders (including first cost and landed), and receivables from such orders, from Seller's customers as of the date hereof having a starting scheduled delivery date to the customer of November 1, 1999 or later, as set forth in Schedule 2.1(a)(v) (the "Transferred Orders"), provided that Purchaser acknowledges that (A) Seller makes no representations, warranties or assurances that (i) the Transferred Orders will not be canceled by customers, (ii) that product can be delivered to fill such Transferred Orders in a timely manner, (iii) that Seller's suppliers are willing or able to supply product to Purchaser for the purpose of filling such Transferred Orders, (B) Seller believes it is highly likely that most Transferred Orders for delivery on or before January 31, 2000 cannot be filled and that certain Transferred Orders will be canceled by customers; and (C) Seller has begun notifying its customers that it is unable to fulfill certain Transferred Orders (although Seller agrees to provide commercially reasonable assistance to Purchaser until October 31, 1999, provided that all reasonable out-of-pocket expenses incurred by Seller in connection with such assistance are advanced or reimbursed (as shall be mutually agreed upon) by Purchaser, in endeavoring to cause the Transferred Orders not to be canceled by customers, product to be delivered to fill such Transferred Orders in a timely manner and Seller's suppliers to supply product to Purchaser for the purpose of filling such Transferred Orders); and

          (vi)     covenants not to compete as provided in Article 7 hereof.

          (b) Assets Retained. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not receive the following assets:

          (i) all cash and cash equivalents, and all bank and other accounts in which any of the foregoing is held;

          (ii) all orders booked by Seller as of the date hereof, other than the Transferred Orders ("Back Orders");

          (iii) all inventory of Seller as of the date hereof and thereafter, including without limitation any inventory for filling Back Orders and inventory in transit ("Inventory");

          (iv) all accounts receivable of Seller as of, and resulting from sales under Back Orders or of Inventory following, the date hereof ("Receivables");

          (v)     refundable income taxes of Seller;

          (vi) insurance policies relating to the business or operations of Seller and all monies owing from insurance carriers including claims based upon the failure of Seller's former computer system;

          (vii) minute books, stock transfer books and corporate seal of Seller;

          (viii) the leases with respect to Seller's offices, including but not limited to 666 Fifth Avenue, New York, New York and Seller's warehouse space, wherever located;

          (ix) any telephone and fax numbers of Seller other than those set forth in Schedule 2.1(a)(i); and

          (x) the "SUMI" trademark and all governmental registrations therefor and the goodwill associated therewith; and

          (xi) all other assets of Seller not specifically described in this Agreement as being sold to Purchaser.

          (c) Third Party Consents (Transferred Orders). To the extent that any Transferred Orders are not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and Purchaser shall use their best efforts to obtain the consent of such other party to the assignment of any such Transferred Orders to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Transferred Order, including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Purchaser shall have no obligation pursuant to Section 2.2(a) and Seller shall have no obligation pursuant to Section 2.1(a)(v) or otherwise with respect to such Transferred Orders.

          (d) Computer Equipment. (i) Seller hereby grants Purchaser an option to purchase all or a portion of the computer equipment set forth in
Schedule 2.1(d) (the "Computer Equipment") at fair market value, provided that
(i) Purchaser acknowledges and agrees that Seller has no title or transferable license to any software contained on or used in connection with the Computer Equipment and Purchaser will obtain all necessary consents to use such software prior to utilizing or accepting transfer of any portion of the Computer Equipment, and (ii) such purchase shall be subject to Purchaser's assumption of certain maintenance contract obligations of Seller in connection with the Computer Equipment as shall be mutually agreed upon by the parties. Such option must be exercised by Purchaser on or prior to March 31, 2000.
(ii) Notwithstanding any provision of this Agreement to the contrary, Seller shall have no obligation to deliver or transfer title to the Computer Equipment until the date Purchaser delivers to Seller all necessary consents (in a form reasonably acceptable to Seller) by vendors of any software contained on any part of the Computer Equipment. Furthermore, Seller and Purchaser shall mutually agree on the timing for physically transferring the Computer Equipment to Purchaser. Such transfer shall take place after November 30, 1999 and shall not interfere with the disposition of the Retained Assets.

          (e) DISCLAIMER. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, SELLER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES (INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY OF Y2K COMPLIANCE) WITH RESPECT TO THE COMPUTER EQUIPMENT. PURCHASER ACCEPTS THE COMPUTER EQUIPMENT WITH ALL FAULTS AND DEFECTS ON AN AS IS WHERE IS BASIS.

          2.2 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Transferred Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees to perform when due all obligations of Seller under the Transferred Orders (the "Assumed Liabilities").

          (b) Retained Liabilities. Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities or Indebtedness of Seller or its Affiliates of any kind, character or description whatsoever except for the Assumed Liabilities (the "Retained Liabilities"). Seller will discharge all of the Retained Liabilities on a timely basis.

          2.3     Further Assurances; Post-Closing Cooperation.

          (a) At any time or from time to time after the date hereof, Seller shall execute and deliver to Purchaser such other instruments, and take such other actions as Purchaser may reasonably deem necessary in order more effectively to transfer, convey and assign to Purchaser all of the Transferred Assets, and to put Purchaser in actual possession of the Transferred Assets. At any time after the date hereof upon five (5) business days' written notice of Purchaser to Seller stating the need therefor for litigation, Tax, accounting or other appropriate purposes, Seller shall make available to Purchaser the books and records relating to the Transferred Assets and the Assumed Liabilities, provided that if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records shall be subject to applicable rules relating to discovery. Without limiting the generality of the foregoing, Seller shall provide commercially reasonable assistance to Purchaser in (i) obtaining the return of any samples of Seller's shoes that may be in the possession of former sales employees of Seller, (ii) demanding that any sales efforts by former sales employees of Seller cease immediately and (iii) securing any sales orders for Seller's shoes obtained by former sales employees of Seller that were not for the account of Seller. Such assistance shall include notifying and demanding such employees to turn over any property in their possession that constitute Transferred Assets or that were secured through the use of Transferred Assets (provided that Seller shall retain sole discretion over whether to initiate and pursue legal action).

          (b) The costs and expenses of Seller: (i) related to the orderly exit of Seller from the shoe business and the transition of Seller's business to Purchaser shall be the sole responsibility of Seller; and (ii) incurred at the request of Purchaser in relation to the prospective business of Purchaser shall be the sole responsibility of Purchaser.

          2.4 Grant-Back License. (a) Purchaser hereby grants to Seller and SCOA a limited, non-exclusive, non-transferable, non-sublicensable, paid-up, royalty-free license solely to use those among the Transferred Assets as are reasonably necessary to dispose of the Back Orders, Inventory and Receivables (the "Licensed Transferred Assets") during the term of the Collection Services Agreement and thereafter.

          (b) The quality of all products manufactured, promoted or sold by Seller and SCOA pursuant to the license rights granted under Section 2.4(a) shall be of a standard consistent with the reputation associated with the Licensed Transferred Assets and Seller's past use of such Licensed Transferred Assets, which the parties acknowledge shall conform to Purchaser's quality control standards. All use of the Trademarks during the term of the license granted under Section 2.4(a) shall inure to the benefit of Purchaser. Seller and SCOA shall maintain such standards with respect to the Licensed Transferred Assets and all related products in all advertising, packaging and promotion of such products and shall exercise reasonable commercial efforts to safeguard the established goodwill symbolized by the Licensed Transferred Assets at the same level of prestige and goodwill as heretofore maintained. All such products shall be manufactured, sold, labeled, packaged and advertised in all material respects in accordance with all applicable laws and regulations. Purchaser shall have the right, without unnecessary interference in the normal operations of Seller's or SCOA's respective businesses, to have a member of its management inspect Seller's and SCOA's respective facilities at any time during normal business hours, subject to reasonable prior written notice to Seller or SCOA (as the case may be) by Purchaser, for the purpose of ensuring Seller's and SCOA's compliance with the terms of this Section 2.4.

          2.5     Discontinuance of Corporate Name/Trademark Use.  Subject to
Section 2.4, Seller shall immediately discontinue use of the Trademarks in connection with any business operated by Seller or any shareholders of Seller. As soon as practicable after the date hereof, SCOA will abandon its use of the "Ipanema" trademark in Belgium, The Netherlands and Luxembourg. Within three (3) business days following the date hereof, Seller shall cause to be filed a certificate of amendment of its articles of incorporation and make such other governmental filings as are required to evidence Seller's discontinuance of use of "Ipanema Shoe Corporation" as its corporate name.

          2.6 Goods-in-Transit. Seller represents and warrants as follows: (i) Seller has pending orders for product with its sources of supply which it has received or anticipates receiving on or before October 31, 1999

(the "Goods-in-Transit"), a summary description of which are set forth in
Schedule 2.6; (ii) all such "Goods-in-Transit" are intended to fill Transferred Orders, as itemized by reference to the corresponding Transferred Orders in Schedule 2.6; and (iii) Seller's cost with respect to such Goods-in-Transit is set forth on an itemized basis in Schedule 2.6 ("Cost of Goods"). Based on the foregoing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, each shipment of Goods-in-Transit within 10 business days following the date of shipment thereof to the relevant customer(s), in connection with which Purchaser shall reimburse Seller for its Cost of Goods; provided that Purchaser shall be under no obligation to purchase any shipment of Goods-in-Transit if, by the time it is otherwise obliged to purchase same, the Transferred Order(s) which such Goods-in-Transit are intended to fill have been canceled by the relevant customer.


                                  ARTICLE 3
                                CONSIDERATION

          3.1 Purchase Price. As consideration for the sale of the Transferred Assets, concurrently with the execution of this agreement, Purchaser shall (i) issue to Seller 1,000,000 shares of Purchaser's common stock (the "Shares"), and (ii) execute and deliver to Seller a convertible subordinated note in the principal amount of $500,000, in the form of Exhibit A (the "Note," and, together with the Shares, the "Purchase Price"). With respect to the Shares, Seller and its permitted transferees will be entitled to customary anti-dilution rights, as reflected in Sections 6.3 and 6.4 of the Note.

          3.2 Allocation. Seller and Purchaser agree that the Purchase Price be allocated to the various categories of Transferred Assets in accordance with Schedule 3.2. Seller and Purchaser agree that the values assigned to the various categories of the Transferred Assets as set forth in
Schedule 3.2 and the covenants not to compete as set forth in Article 7 are fair and reasonable values for such assets purchased. The parties agree that such allocation: (a) reflects and constitutes arms-length negotiations between Seller and Purchaser; (b) is reasonable based on the parties' estimates of the fair market value as of the closing date of each class of Transferred Assets; and (c) shall be binding on the parties for all purposes and shall be consistently reflected by each party on its United States and state income tax returns. The parties acknowledge and confirm that the Purchase Price constitutes the consideration in full for the Transferred Assets and covenants of Seller.


                                  ARTICLE 4
                             CLOSING DELIVERIES

          4.1     Seller's Obligations.       (a)  Seller shall execute and
deliver to Purchaser concurrently herewith: (i) the Collection Services Agreement; (ii) a Bill of Sale in the form of Exhibit B; (iii) a Trademark Assignment in the form of Exhibit C; (iv) an Assignment and Assumption

Agreement in the form of Exhibit D (the "Assignment and Assumption Agreement"); (v) resolutions adopted by the Board of Directors of Seller authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by Seller's corporate secretary, in the form of Exhibit E; and (vi) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser good title to the Transferred Assets.

          4.2 Purchaser's Obligations. (a) Purchaser shall execute and deliver to Seller concurrently herewith: (i) the Shares; (ii) the Collection Services Agreement; (iii) the Note; (iv) the Assignment and Assumption Agreement; and (v) resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by Purchaser's secretary, in the form of Exhibit F.


                                  ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES

          5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

          5.1.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.

          5.1.2 Authority Relative to Agreement. Seller has the full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action of Seller. This Agreement and the Ancillary Agreements to which Seller is a party have been duly and validly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws from time to time in effect and affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.1.3 No Conflicts. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party do not, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby did not, do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its certificate of incorporation or by-laws;

          (b) to the Knowledge of Seller, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or any of the Transferred Assets; or

          (c)     (i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under, any Contract to which Seller is a party or by which any of its Assets and Properties is bound.

          5.1.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby.

          5.1.5 Litigation. Except as set forth in Schedule 5.1.5, there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened, against or relating to Seller, before any court or Governmental or Regulatory Authority or body which, if adjudicated adversely to Seller, could have a material adverse effect on Seller or would affect Seller's obligations under this Agreement or the ability of Seller to consummate the transactions contemplated hereby.

          5.1.6 Title to Properties; Encumbrances. Seller has good and marketable title to the Transferred Assets free and clear of any and all Liens.

          5.1.7 Intellectual Property Infringement. (i) To the Knowledge of Seller, the Intellectual Property Rights do not infringe upon any intellectual property rights or other rights of any other Person, (ii) Seller owns or has the right to use all Intellectual Property Rights used in or necessary to conduct its business as currently conducted without the payment of any royalties, (iii) Seller is the sole and exclusive owner of the Intellectual Property Rights, free and clear of all Liens, and (iv) except as set forth in Schedule 5.1.7, to the Knowledge of Seller, no third party is infringing the Intellectual Property Rights of Seller. Schedule 5.1.7(a) sets forth a true, correct and complete list (together with description, registration number and registration date) of each Trademark registered with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar state of foreign governmental authority. Schedule 5.1.7(b) discloses a trademark registration in New Zealand owned by Footwear and Imports Limited, a New Zealand company; such registration is not included among the Transferred Assets hereunder. Neither Seller, SCOA nor any Affiliate thereof holds any direct or indirect ownership interest in Footwear and Imports Limited. There are no actual asserted or threatened claims of infringement of the Intellectual Property Rights of third parties arising out of the business of Seller and, to the Knowledge of Seller, there is no basis for any such claims.

          5.1.8 Financial Statements. Seller has delivered to Purchaser audited financial statements for the years 1997 and 1998, all of which have been prepared in accordance with GAAP: and an unaudited balance sheet of Seller as at June 30, 1999 (the "Interim Balance Sheet") and the related consolidated statements of income for the six months then ended. All such financial statements fairly present the financial condition and results of operations of Seller as of the respective dates thereof and for the respective periods covered thereby except for normal year adjustments which an audit would reveal.

          5.1.9 No Material Change. Except as set forth in Schedule 5.1.9, since the date of the Interim Balance Sheet, Seller has conducted its business only in the ordinary course of business and there has not been (other than sales in the ordinary course of business) any sale, lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any Lien or on any material asset or property of Seller (including the Transferred Assets).

          5.1.10 Liabilities. Except for the Retained Liabilities or as disclosed in Schedule 5.1.10, Seller has no outstanding claims, liabilities or Indebtedness, contingent or otherwise, of the Seller or relating to the Transferred Assets.

          5.1.11 Brokers and Finders. Except as disclosed in Schedule 5.1.11, neither Seller nor any Person acting on its behalf has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated herein.

          5.1.12 Accounts Receivable. Schedule 5.1.12 contains a true, complete and correct list of all accounts receivable of Seller separated into two categories: (i) Receivables as of the date hereof ("Actual Receivables") and (ii) to the Knowledge of Seller, the anticipated accounts receivable based upon Seller's Back Orders ("Anticipated Receivables"), exclusive of Customer Liabilities applicable thereto, indicating (1) the name of the customer, and
(2) an aging history of all Actual Receivables. The total amount of accounts receivable of Seller as of September 30, 1999, net of all Customer Liabilities granted or incurred by Seller as of September 30, 1999 (the actual net amount of such receivables as of such date, the "Net Receivables Amount"), is not less than $2,000,000. To the Knowledge of Seller, Schedule 5.1.12 lists all chargebacks, Markdowns or other allowances, concessions, discounts, product guarantees, reductions, credits, returns and warranties given by or on behalf of Seller to any customer of Seller relating to any future sales by Seller.
To the Knowledge of Seller, none of the Receivables as of the date hereof: (i) is owed by an account debtor that is also a creditor or supplier of Seller;
(ii) is subject to any right of setoff by the account debtor thereof (except as disclosed in Schedule 5.1.12); and (iii) is subject to the account debtor's having commenced a voluntary case under the bankruptcy or insolvency laws of any jurisdiction or has made an assignment for the benefit of creditors, or has had entered against it a decree or order for relief by a court in an involuntary case under the bankruptcy or insolvency Laws of any jurisdiction, or had filed against it any other petition or other application for relief under the bankruptcy or insolvency Laws of any jurisdiction or has suspended business or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, unless so indicated.

          5.1.13 Labor Matters. Except as set forth in Schedule 5.1.13, during the past two (2) years, there has not been (i) any strike, picketing or organized work stoppage by any of the employees of Seller, (ii) any Proceedings pending against or, to the Knowledge of Seller, threatened against, Seller relating to the alleged material violation of any Law pertaining to labor relations or other employment matters, including any charge or complaint filed by an employee or union with any governmental or regulatory authority, (iii) any application for certification of a collective bargaining representative or other effort to organize any of its respective employees for the purpose of forming or joining a union, or (iv) any lockout of any employees by Seller.

          5.1.14 Investment Representations. Each of Seller and SCOA represents and warrants to the Purchaser that:

          (a) it is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act and, either (i) it was not organized for the specific purpose of acquiring the Shares, or (ii) each person who has invested in Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act;

          (b) it has sufficient knowledge and experience in investing in companies similar to the Purchaser in terms of Purchaser's stage of development so as to be able to evaluate the risks and merits of its investment in Purchaser and it is able financially to bear the risks thereof;

          (c) it and its advisors have been afforded (a) full access to all books, records, financial statements, appraisals, agreements and other documents with respect to or of Purchaser and its assets, liabilities, agreements and business plans and (b) the opportunity to (i) ask questions of representatives of Purchaser and obtain answers to any questions it may have had with respect to such assets, liabilities, agreements and business plans, and (ii) obtain any additional information to the extent Purchaser possesses such information or could acquire it without unreasonable effort or expense
(i) relative to Purchaser and its assets, liabilities, agreements and business plans and (ii) necessary to verify the accuracy of any books, records, financial statements, appraisals, agreements, documents, securities filings and other information of Purchaser;

          (d) it is the present intention that the Shares being purchased by Seller are being acquired for Seller's own account for the purpose of investment and not with a present view to or for sale in connection with any distribution thereof within the meaning of the Securities Act that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to Seller's right at all times to sell or otherwise dispose of any part of the Shares pursuant to a registration under the Securities Act or pursuant to an exemption from such registration available under such Act. and subject nevertheless to the disposition of Seller's property being at all times within its control; and

          (e) it understands that (i) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Shares will bear a legend to such effect, and (iv) Purchaser will make a notation on its transfer books to such effect.

          5.1.15 Disclosure. As of the date of this Agreement, Seller's representations and warranties in this Agreement, when read together with the Schedules to this Agreement, do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained herein, when read together with the Schedules hereto, not misleading.

          5.1.16 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller and SCOA are making no representations or warranty, expressed or implied, except those representations and warranties contained in this Section 5.1 and in Section 5.2.

          5.2 Representations and Warranties of SCOA. SCOA hereby represents and warrants to Purchaser as follows:

          5.2.1 Organization of SCOA. SCOA is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.

          5.2.2 Authority Relative to Agreement. SCOA has the full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by SCOA of this Agreement and the Ancillary Agreements to which it is a party and the performance by SCOA of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action of SCOA. This Agreement and the Ancillary Agreements to which SCOA is a party have been duly and validly executed and delivered by SCOA and constitute legal, valid and binding obligations of SCOA, enforceable against SCOA, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws from time to time in effect and affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.2.3 No Conflicts. The execution and delivery by SCOA of this Agreement and the Ancillary Agreements to which it is a party do not, the performance by SCOA of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby did not, do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its certificate of incorporation or by-laws;

          (b) to the knowledge of SCOA, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to SCOA or any of the Transferred Assets; or

          (c)     (i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require SCOA to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract to which SCOA is a party or by which any of its Assets and Properties is bound.

          5.2.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of SCOA is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          5.3 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller and SCOA as follows:

          5.3.1 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

          5.3.2 Authority Relative to Agreement. Purchaser has the full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action of Purchaser. This Agreement and the Ancillary Agreements to which it is a party, have been duly and validly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws from time to time in effect and affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.3.3 Capitalization; Stock Ownership. The authorized capital stock of Purchaser consists solely of 45,000,000 shares of Common Stock, par value of $.001 per share, of which 14,216,367 shares are issued and outstanding (prior to giving effect to the issuance of the Shares). All of such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Except as set forth in Schedule 5.3.3, Purchaser is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Purchaser or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of Purchaser, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of Purchaser or any other security exercisable or convertible into any capital stock or any other security of Purchaser ("Option"). The execution, delivery and performance by Purchaser of this Agreement will not give rise to or result in (with or without the lapse of time or both) any antidilution adjustment, acceleration or vesting or other change under or to any Option. Upon delivery of the Shares pursuant to the terms hereof, Seller will receive good title to the Shares, free and clear of all Liens.

          5.3.4 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not, the performance by Purchaser of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby did not, do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Purchaser;

          (b) to the best knowledge of Purchaser, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of the Transferred Assets; or

          (c)     (i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets and Properties under, any Contract to which Purchaser is a party or by which any of its Assets and Properties is bound.

          5.3.5 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

          5.3.6 Litigation. There are no claims, actions, proceedings or investigations pending or, to its knowledge, threatened, against or relating to Purchaser, before any court or Governmental or Regulatory Authority or body which, if adjudicated adversely to Purchaser, would affect Purchaser's obligations under this Agreement and the Ancillary Agreements to which it is a party or the ability of Purchaser to consummate the transactions contemplated hereby or thereby.

          5.3.7 Brokers and Finders . Neither Purchaser nor any Person acting on its behalf has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated herein.

          5.3.8.     Future Business Conduct.

          (a) Purchaser intends to utilize the Transferred Assets to continue operating an on-going business for the resale of shoes under the brand name "Ipanema" (the "Future Business");

          (b) Purchaser maintains relations with available suppliers that Purchaser reasonably anticipates will be willing and able to supply Purchaser with a sufficient quantity of products for the Future Business on 44 or more days open payment terms; and

          (c) Purchaser anticipates that it can secure and maintain adequate financing and staff to operate the Future Business on an on-going basis.


                                  ARTICLE 6
                    SURVIVAL OF REPRESENTATIONS; INDEMNITY

          6.1 Survival of Representations. The respective representations and warranties of Seller, SCOA and Purchaser contained in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year from the date hereof.

          6.2 Indemnifications. (a) Seller and SCOA shall jointly and severally indemnify and hold harmless Purchaser from, against and in respect of all Losses assessed, incurred or sustained by or against Purchaser arising out of or relating to:

          (i) any misrepresentation or breach of any warranty of Seller or SCOA contained in this Agreement or in any Schedule of Seller or any certificate delivered by or on behalf of Seller or SCOA pursuant hereto; provided that any claim for indemnification by Purchaser under this subsection
(i) may be made no later than a date one year from and after the date hereof;

          (ii) any breach of any covenant or agreement of Seller and/or SCOA contained in this Agreement;

          (iii) any debt, liability or obligation of Seller other than the Assumed Liabilities, including, without limitation, the pending litigation referred to in Schedule 5.1.5, arising out of its conduct of its business prior to the date hereof; and

          (iv) any and all claims, suits, demands, liabilities, losses, damages or expenses of any kind whatever (including attorneys' fees) with respect to or arising in any way from the employment, compensation or benefits (including without limitation payroll benefits, accrued vacation and sick pay) of any employee relating to periods of employment or engagement by Seller, or the termination thereof by Seller.

          (b) Purchaser shall indemnify and hold harmless Seller and SCOA from, against and in respect of all Losses assessed, incurred or sustained by or against Seller and/or SCOA arising out of or relating to:

          (i) any misrepresentation or breach of warranty of Purchaser contained in this Agreement or in any Schedule of Purchaser or in any certificate delivered by Buyer pursuant hereto; provided that any claim for indemnification by Seller and/or SCOA under this subsection (i) may be made no later than a date one year from and after the date hereof;

          (ii) any breach of any covenant of Purchaser contained in this Agreement;

          (iii)     any of the Assumed Liabilities;

          (iv) the conduct by Purchaser of its business utilizing any of the Transferred Assets following the date hereof;

          (v) any claims by employees of Purchaser against Seller arising from events occurring after the date hereof; and

          (vi) any sales, use or transfer taxes levied on the sale of the Transferred Assets to Purchaser.

          (c) Notwithstanding anything to the contrary contained in this Agreement, no amount of indemnity shall be payable under this Section 6.2:

          (i) with respect to any Losses incurred or sustained by or against Purchaser arising out of or relating to (x) any Customer Liabilities or (y) a misrepresentation, breach of a representation or warranty that was actually known to Purchaser on or prior to the date hereof, if Purchaser nevertheless elects to close (regardless of whether Purchaser waives such breach in writing or otherwise);

          (ii) by Seller and/or SCOA as a result of any claim arising under Section 6.2(a) unless, until and then only to the extent that Purchaser has incurred or sustained Losses in excess of $20,000 in the aggregate;

          (iii) by Seller and/or SCOA, to the extent that as a result of such payment, the cumulative aggregate Losses payable by Seller and SCOA pursuant to Section 6.2(a)(i) would be in excess of $900,000;

          (iv) with respect to any Loss incurred or sustained by Purchaser to the comparative extent it arises from or was caused by actions taken by Purchaser or any of its Affiliates after the date hereof;

          (v) with respect to any Losses incurred or sustained by Purchaser arising from any breach of any representation or warranty set forth in either of the first two sentences of Section 5.1.12 to the extent such Losses exceed the amount to be paid to Purchaser pursuant to Section 6.4;

          (vi) by Purchaser as a result of any claim arising under Section 6.2(b) unless, until and then only to the extent that Seller and SCOA have incurred or sustained Losses in excess of $20,000 in the aggregate; and

          (vii) by Purchaser, to the extent that as a result of such payment, the cumulative aggregate Losses payable by Purchaser pursuant to
Section 6.2(b)(i) would be in excess of $900,000.

          6.3 Procedure for Indemnification Claims. The respective indemnification obligations of Seller and SCOA pursuant to Section 6.2(a) and Purchaser pursuant to Section 6.2(b) shall be conditioned upon compliance with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any Person not a party to this Agreement.

          (a) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of another party hereto (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than 15 days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

          (b) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party may participate in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding.

          (c) If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, the Aggrieved Party may defend against such claim, action or proceeding in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. If the Indemnifying Party, within 20 days after notice shall have been given to it by the Aggrieved Party of the latter's intention to effect a settlement of any such claim, action or proceeding, which notice shall describe with particularity the terms of any such proposed settlement, shall not deposit with an escrowee mutually satisfactory to the Aggrieved Party and the Indemnifying Party a sum equivalent to the total amount demanded in such claim, action or proceeding or deliver to the Aggrieved Party a surety bond or an irrevocable letter of credit for such sum in form and substance reasonably satisfactory to the Aggrieved Party, then the Aggrieved Party may settle such claim, action or proceeding on the terms detailed in its notice to the Indemnifying Party, and the Indemnifying Party shall be deemed to have agreed to the terms of such settlement and shall not thereafter in any proceeding by the Aggrieved Party for indemnification question the propriety of such settlement. If the Indemnifying Party makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid and thereafter the Aggrieved Party settles such claim, action or proceeding, then in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, the Aggrieved Party shall have the burden of proving the amount of such liability of the Indemnifying Party, and the amount of the payments made in settlement of any claim, action or proceeding shall not be determinative as between the Aggrieved Party and the Indemnifying Party of the amount of such indemnification liability, except that the amount of the settlement payments shall constitute the maximum amount of the indemnification liability of the Indemnifying Party. Such escrow deposit, surety bond or letter of credit shall by its respective terms be payable to the Aggrieved Party in an amount determined in accordance with the last sentence of this clause (c) and in the event the Indemnifying Party is held liable for indemnification hereunder. If the Indemnifying Party neither makes an escrow deposit nor delivers a surety bond or letter of credit as aforesaid, so that no settlement of such claim, action or proceeding is effected, in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, such liability shall be for the amount of any judgment or award rendered with respect to such claim or in such action or proceeding and of all expenses, legal and otherwise, incurred by the Aggrieved Party in the defense against such claim, action or proceeding.

          (d) In the event an Aggrieved Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of clauses (b) and (c), respectively, of this Section 6.3 the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

          6.4 Receivables Indemnity Obligation. In full satisfaction of the indemnity obligation of Seller and SCOA to Purchaser arising from any breach of any representation or warranty set forth in either of the first two sentences of Section 5.1.12, the parties hereto agree as follows:

          (a) the Net Receivables Amount shall be mutually determined by the parties hereto on or before October 8, 1999; and

          (b) in the event the Net Receivables Amount, as determined pursuant to clause (a) above, is less than $2,000,000 (the amount by which the Net Receivables Amount, as so determined, is less than $2,000,000 being hereinafter referred to as the "Shortfall Amount"), together with Seller's payment to Purchaser on October 15, 1999 otherwise required pursuant to
Section 2(c) of the Collection Services Agreement Seller shall pay to Purchaser an amount equal to 30% of the Shortfall Amount.

          6.5 Sole and Exclusive Remedy. Except with respect to fraud, the respective indemnification obligations of Seller, SCOA and Purchaser under this Article 6 shall constitute the sole and exclusive remedies of Purchaser, Seller and SCOA with respect to the matters described in Sections 6.2(a) and

6.2(b), respectively, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.


                                  ARTICLE 7
                               NON-COMPETITION

          Seller and SCOA jointly and severally covenant and agree that, during the period commencing on the date hereof and continuing for the three
(3) year period thereafter, neither Seller nor SCOA shall directly or indirectly compete with the business of Seller as the same existed immediately prior to the date hereof. Nothing in this Article shall be construed to prevent Seller and/or SCOA from disposing of Back Orders, Inventory and Receivables during the term of the Collection Services Agreement in accordance with the terms thereof and thereafter.


                                  ARTICLE 8
                             REGISTRATION RIGHTS

          8.1 Registration. Purchaser shall with reasonable promptness, and in any event not later than December 31, 1999, file a registration statement on Form S-3 or such other applicable forms with the SEC with respect to the Shares. Purchaser shall use all reasonable efforts to make such registration statement become effective and to qualify the same under the Blue Sky laws of such states as may be requested by the holder of the Shares. Purchaser shall not be deemed to have complied with its obligations under this
Section 8.1 to effect a registration of the Shares unless and until the applicable registration statement has been declared effective by the SEC under the Securities Act and, in the event such registration statement is not so declared effective, Purchaser shall promptly file a subsequent registration statement pursuant to this Section 8.1 upon receipt of written notice from the holder of the Shares.

          8.2     Expenses.  Except as otherwise specifically provided in this
Article 8, the costs and expenses of any registration and qualification pursuant to this Article 8 shall be borne by Purchaser. Such costs and expenses shall include the fees and expenses of counsel for Purchaser and of its accountants, all other costs, reasonable fees and expenses of Purchaser incident to the preparation, printing and filing under the Securities Act of the registration statement and all amendments and supplements thereto, the cost of furnishing copies of each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers and the costs and expenses (including fees and disbursements of counsel) incurred in connection with the qualification under the Blue Sky laws of various jurisdictions.

          (a)     Procedures.

     (i) In the case of each registration or qualification pursuant to this Article 8, Purchaser will keep the holder of the Shares advised in writing as to the initiation of proceedings for such registration and qualification and as to the completion thereof, and will advise the holder of the Shares, upon request, of the progress of such proceeding.

     (ii) At Purchaser's expense, Purchaser will keep each registration and qualification under this Article 8 effective (and in compliance with the Securities Act) by such action as may be necessary or appropriate for a period of one year after the effective date of such registration statement, including, without limitation, the filing of post-effective amendments and supplements to any registration statement or prospectus necessary to keep the registration statement current and the further qualification under any applicable Blue Sky or other state securities laws to permit such sale or distribution, all as requested by the holder of the Shares, provided that such one year period shall be extended until the Shares become freely tradable under Rule 144(k) of the Securities Act if, as a result of an issuance of shares of common stock of Purchaser upon conversion of the Note, the period during which the Shares constitute restricted stock should be extended beyond one year. Purchaser will immediately notify the holder of the Shares at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

     (iii) In connection with any registration under this Article 8, Purchaser will provide a transfer agent and registrar and shall cause the securities being registered to be listed on such securities exchange or eligible for trading on such over-the-counter market as other securities of Purchaser of the same class are traded, in each case not later than the effective date of such registration statement.

     (iv) If Purchaser at any time proposes to register any of its securities under the Securities Act, whether or not for sale for its own account, and such securities are to be distributed by or through one or more underwriters, then Purchaser will make reasonable efforts if requested by the holder of the Shares, to arrange for such underwriters to include such Securities as requested by the holder of the Shares among the securities to be distributed by or through such underwriters.

     (v) In connection with the preparation and filing of each registration statement under this Article 8, Purchaser will give the holder of the Shares and its underwriters, if any, and their respective counsel and accountants (at their sole expense), the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of Purchaser with its officers, its counsel and the independent public accountants who have certified its financial statements, as shall be necessary, in the opinion of the holder of the Shares or such underwriters or their respective counsel, in order to conduct a reasonable and diligent investigation within the meaning of the Securities Act. Without limiting the foregoing, each registration statement, prospectus, amendment, supplement or any other document filed with respect to a registration under this Article 8 shall be subject to review and reasonable approval by the holder of the Shares and by its counsel.

          8.4 Provision of Documents. Purchaser will, at the expense of Purchaser, furnish to the holder of the Shares such number of registration statements, prospectuses, and other documents incident to any registration or qualification referred to in this Article 8 as may be reasonably requested.

          8.5 Indemnification. (a) Purchaser will indemnify and hold harmless the holder of the Shares and any underwriters (as defined in the Securities Act) for the holder of the Shares and each person, if any, who controls the holder of the Shares or such underwriters within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) to which the holder of the Shares or such underwriters or such controlling person may be subject, under the Securities Act or otherwise, insofar as any thereof arise out of or are based upon (a) any untrue statement of a material fact contained in any registration statement under which the Shares were registered under the Securities Act pursuant to this Article 8, any prospectus contained therein, or any amendment or supplement thereto, or (b) the omission to state in any item referred to in the preceding clause (a) a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to Purchaser by the holder of the Shares or by any underwriter for the holder of the Shares in writing specifically for use therein (with respect to which information the holder of the Shares shall so indemnify and hold harmless Purchaser, any underwriters for Purchaser and each person, if any, who controls Purchaser or such underwriters within the meaning of the Securities Act; provided, that the maximum liability of the holder of the Shares or such underwriter under this indemnity shall be limited to the amount of the proceeds received by the holder of the Shares or such underwriter from the sale of such Shares to which such indemnification relates). The indemnity contained in this Section 8.5(a) shall not inure to the benefit of an indemnified party to the extent that the loss, claim, damage, liability or expense results from an untrue statement in or omission from a preliminary prospectus and (i) such untrue statement in or omission from the preliminary prospectus was corrected in the final prospectus and (ii) the indemnified party failed to cause a copy of such final prospectus to be delivered to the person asserting such claim at or prior to the written confirmation of the sale of securities to such person.

          (b)     Promptly upon receipt by a party indemnified under this
Section 8.5 of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 8.5, such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may have to any indemnified party otherwise than under this Section 8.5 unless such failure materially adversely affects the defense of such action. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (a) the indemnifying party fails to assume the defense of such action or (b) any indemnified party to any such action (including any impleaded parties) has been advised in writing by counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party). In the foregoing circumstances, the indemnified parties shall be entitled to engage, and the indemnifying party shall pay the reasonable costs and expenses of, one counsel (plus any necessary local counsel) for all indemnified parties. No indemnifying party shall be liable for any settlement entered into without its prior written consent.

          (c) If the indemnification provided for in this Section 8.5 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, expenses or actions in respect thereof referred to in this Section 8.5, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, expenses or actions in such proportion as is appropriate to reflect the relative fault of Purchaser, on the one hand, and the holder of the Shares (and its underwriters) on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, expenses or actions as well as any other relevant equitable considerations, including the failure to give the notice required hereunder. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by Purchaser, on the one hand, or the holder of the Shares (and its underwriters), on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Purchaser and Seller agree that it would not be just and equitable if contribution pursuant to this Section 8.5 were determined by pro rata allocation or by any other method of allocation which did not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or actions in respect thereof referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.


                                  ARTICLE 9
                                MISCELLANEOUS

          9.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by facsimile, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or to such other persons with respect to specific provisions hereof or at such other address for a party, in each case, as shall be specified in a notice given in accordance with this Section 9.1):

          If to Seller and/or SCOA:

               Sumitomo Corporation of America
               600 Third Avenue
               New York, New York  10116-2001
               Attention:  General Manager, Investment Division
               Telecopier:  (212) 207-0821

          with a copy to:

               Morgan, Lewis & Bockius LLP
               101 Park Avenue
               New York, New York  10178
               Attention:  Michael A. Doherty, Esq.
               Telecopier:  (212) 309-6273

          If to Purchaser:

               Utopia Marketing, Inc.
               312 Clematis Street
               Suite 500
               West Palm Beach, Florida 33401
               Attention:  Joseph Wascura
               Telecopier:  (561) 659-5271
          with a copy to:

               Holland & Knight LLP
               701 Brickell Avenue, Suite 3000
               Miami, Florida  33131
               Attention: Steven Sonberg, Esq.
               Telecopier: (305) 789-7799

          9.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          9.3 Entire Agreement. This Agreement, together with that certain confidentiality agreement previously entered into between Seller and Purchaser (the "Confidentiality Agreement") and the Ancillary Agreements, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. Notwithstanding any provision of this Agreement, the Confidentiality Agreement or any Ancillary Agreement to the contrary, Seller shall have the right to notify all relevant customers that the Transferred Orders have been transferred to Purchaser and that, if applicable, Seller has not placed any corresponding orders with its sources of supply.

          9.4 Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned or otherwise transferred, nor may any rights or obligations hereunder be assigned, delegated, subcontracted or otherwise transferred, by any party hereto, whether voluntarily or by operation of law, without the prior written consent of the other parties. Any such attempted assignment, delegation, subcontract or other transfer without such prior written consent of the other party shall be void and of no legal force or effect.

          9.5 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule

(whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          9.7 Recovery of Litigation Expenses. In connection with any suit, action or proceeding between or among any parties hereto arising out of or related to this Agreement, the prevailing party or parties in such suit, action or proceeding shall be entitled to recover all of its and their costs and expenses in connection with such suit, action or proceeding, including, without limitation, all costs and expenses in investigating and prosecuting or defending such suit, action or proceeding, including, without limitation, reasonable fees and expenses of counsel, auditors and other consultants.

          9.8 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

          9.9     Waiver.   Any term or condition of this Agreement may be
waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

          9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          9.11 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          9.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.13 Schedules, Exhibits and Attachments. The Schedules, Exhibits and Attachments to this Agreement are deemed a part of this Agreement and are subject to all of the provisions herein. All statements contained in Schedules, Exhibits, certificates and other instruments attached hereto or delivered or furnished on behalf of Seller pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller or Purchaser, as applicable. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement or in the financial statements referred to in Section 5.1.8 in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or Schedules

(or Exhibit or Exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross reference thereto. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

          IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the date first written above by their respective officers thereunto duly authorized.


                              IPANEMA SHOE CORPORATION



                              By_________________________________
                                   Name:     Kotaro Nakata
                                   Title:     Chief Executive Officer




                              SUMITOMO CORPORATION OF AMERICA


                              By________________________________
                                   Name:     Kotaro Nakata
                                   Title:     Vice President




                              UTOPIA MARKETING, INC.



                              By________________________________
                                   Name:     Samuel L. Edelman
                                   Title:     Chief Executive Officer




               [Signature Page to Asset Purchase Agreement]